Exhibit 99.1

PDS Biotech Announces Interim Safety and Immune Response Data from Phase 1/2 Clinical Trial Evaluating Novel Antibody Drug Conjugate PDS0301 Combined with Docetaxel to Treat Metastatic Prostate Cancer

●	First study of patients with metastatic prostate cancer to evaluate standard-of-care chemotherapy (docetaxel) combined with an antibody drug conjugate (PDS0301).
●	Decrease in prostate specific antigen (PSA) levels was seen in all patients at all three tested doses of PDS0301.
●	The combination was well-tolerated at all tested dose levels.
●	Data to be presented by National Cancer Institute as an oral presentation at Cytokines 2023.

PRINCETON, N.J., Oct.11, 2023 (GLOBE NEWSWIRE) -- PDS Biotechnology Corporation (Nasdaq: PDSB) (PDS Biotech or the Company), a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer immunotherapies and infectious disease vaccines based on the Company’s proprietary T cell activating platforms, today announced interim safety and immune response data for the first-in-human Phase 1/2 clinical trial evaluating PDS0301, a novel investigational tumor-targeting, antibody-conjugated Interleukin 12, in combination with current standard-of-care (SOC) chemotherapy, docetaxel, to treat metastatic castration sensitive (mCSPC) and castration resistant (mCRPC) prostate cancer. The data will be featured in an oral presentation by Ravi A. Madan, MD, Head, Prostate Cancer Clinical Research Section, Genitourinary Malignancies Branch, Center for Cancer Research of the National Cancer Institute, an Institute of the National Institutes of Health, at the 11th Annual Meeting of the International Cytokine & Interferon Society (Cytokines 2023) in Athens, Greece.

“We are encouraged by the preliminary data from the Phase 1/2 clinical trial evaluating PDS0301 in combination with docetaxel for patients with metastatic prostate cancer which has the potential to improve treatment outcomes for patients with advanced and refractory prostate cancers that have spread to other parts of the body,” said Lauren V. Wood, MD, Chief Medical Officer of PDS Biotech.

Eighteen patients (11 with mCSPC and 7 with mCRPC) with a median age of 69 years (range 39-82) were evaluated for clinical activity and toxicity. Three dose levels of PDS0301 (8.0 mcg/kg, 12.0 mcg/kg, and 16.8 mcg/kg) in combination with docetaxel (75 mg/m2) were administered every three weeks beginning with the second cycle of treatment. The dose-limiting toxicity (DLT) window spanned the 6 weeks after initiating docetaxel. While all doses of PDS0301 were well-tolerated, the 12.0 mcg/kg dose of PDS0301 with chemotherapy provided the best combination of immune response and tolerability.

Interim data highlights to be presented at Cytokines 2023 include:

•	Decrease in PSA levels was seen in all patients at all three tested doses of PDS0301 and ranged from -4% to -100%.
•	All doses of the combination were well-tolerated with one patient experiencing Grade 4 neutropenia.
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Administration of the combination was associated with decreases in T reg cells and increases in activated natural killer (NK) cells, memory CD8 T cells, proliferating CD4 and CD8 T cells and cytokines INF-γ and Interleukin 10 (IL-10).

•	The changes in immune responses with the combination were independent of the PDS0301 dose.

“The interim data show that adding PDS0301 to docetaxel was associated with increases in peripheral activated natural killer cells, central memory CD8, proliferating CD4 and CD8 cells in addition to cytokines interferon-gamma and Interleukin 10 as well as decreases in T regulatory cells,” said Frank Bedu-Addo, PhD, President and Chief Executive Officer of PDS Biotech. “As the first clinical study to evaluate docetaxel and an immunocytokine, we were pleased to see that the combination can be administered every 3 weeks and look forward to its continued evaluation and impact on clinical outcomes for the treatment of metastatic prostate cancer.”

For patients interested in enrolling in this clinical trial, please contact NCI’s toll-free number: 1-800-4-Cancer (1-800-422-6237) (TTY: 1-800-332-8615), email NCIMO_referrals@mail.nih.gov, or visit https://trials.cancer.gov using the identifier NCT04633252.

About PDS0301
PDS0301 is a novel investigational tumor-targeting antibody drug conjugate of Interleukin 12 (IL-12) that enhances the proliferation, potency and longevity of T cells and natural killer (NK) cells in the tumor microenvironment. PDS0301 is given by subcutaneous injection and is designed to improve the safety profile of IL-12 and to enhance the anti-tumor response.

About PDS Biotechnology
PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer and infectious disease immunotherapies based on our proprietary Versamune®, Versamune® plus PDS0301, and Infectimune® T cell-activating platforms. We believe our targeted immunotherapies have the potential to overcome the limitations of current immunotherapy approaches through the activation of the right type, quantity and potency of T cells. To date, our lead Versamune® clinical candidate, PDS0101, has demonstrated the ability to reduce and shrink tumors and stabilize disease in combination with approved and investigational therapeutics in patients with a broad range of HPV16-associated cancers in multiple Phase 2 clinical trials and will be advancing into a Phase 3 clinical trial in combination with KEYTRUDA® for the treatment of recurrent/metastatic HPV16-positive head and neck cancer in 2023. Our Infectimune® based vaccines have also demonstrated the potential to induce not only robust and durable neutralizing antibody responses, but also powerful T cell responses, including long-lasting memory T cell responses in pre-clinical studies to date. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® and Infectimune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® and Infectimune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® and Infectimune® are registered trademarks of PDS Biotechnology Corporation. KEYTRUDA® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, N.J., USA.

Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
Email: pdsb@cg.capital

Media Contact:
Gina Cestari
6 Degrees
Phone: +1 (917) 797-7904
Email: gcestari@6degreespr.com